Exhibit 21.1

Subsidiaries of Attovia Therapeutics, Inc.

Name of Subsidiary	Jurisdiction
Attovia Therapeutics Cayman Co., Ltd	Cayman Islands
Attovia Therapeutics (Shanghai) Co., Ltd.	China